As filed with the Securities and Exchange Commission on April 14, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________

PGT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	20-0634715 (I.R.S. Employer Identification No.)
1070 Technology Drive
North Venice, Florida  34275
(941) 480-1600
 (Address, including zip code, and telephone number
of registrant’s principal executive offices)
_______________

PGT, INC. AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

_______________

Mario Ferrucci III, Esq.
Vice President, General Counsel, and Secretary
PGT, Inc.
1070 Technology Drive
North Venice, Florida  34275
 (Name and address of agent for service)

(941) 480-1600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.01 per share	4,000,000	$2.41	$9,640,000	$687.33

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also register any additional shares of the common stock, par value $0.01 per share (the “Common Stock”), of PGT, Inc., a Delaware corporation (the “Registrant,” or the “Company”) that may become issuable in the event of an adjustment as a result of an increase in the number of issued shares of the Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends, or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sale prices of the Common Stock respectively, on the NASDAQ Global Market on April 13, 2010.

EXPLANATORY NOTE

The Registrant has prepared this registration statement to register the issuance of up to 4,000,000 additional shares of the Registrant’s Common Stock under the PGT, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”).  On March 22, 2010, the Registrant filed with the United States Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to increase the number of shares available for awards under the Plan by 4,000,000 shares of Common Stock, which proposal was approved by the Registrant’s stockholders on April 6, 2010.

This Registration Statement is being filed for the purpose of registering additional securities of the same class as those registered under a currently effective registration statement on Form S-8, originally filed with the Commission on July 6, 2006 (File No. 333-135616), as amended by an amendment thereto filed with the Commission on July 10, 2006 (as amended the “Initial S-8”).  The Initial S-8 registered an aggregate of 2,974,287 shares of Common Stock under the Plan.  Pursuant to General Instruction E to Form S-8, the contents of the Initial S-8, including any amendments thereto or filings incorporated therein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the Commission on March 18, 2010;

(b)           The Registrant’s Proxy Statement, dated March 19, 2010, filed with the Commission on March 22, 2010;

(c)           The description of the Registrant’s Common Stock that is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 16, 2006, including any amendment or report filed for the purpose of updating such description; and

(d)           The Registrant’s Current Reports on Form 8-K filed January 28, 2010; February 11, 2010 (except for any information therein that is deemed “furnished” but not filed); March 8, 2010; and April 12, 2010.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded, or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The Company’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, has passed on the validity of the shares of Common Stock to be issued under the Plan.  As of April 9, 2010, Mr. Ferrucci beneficially owns 39,828 shares of Common Stock, including 9,301 shares of Common Stock issuable upon the exercise of outstanding options that are exercisable within 60 days of April 9, 2010.  Mr. Ferrucci is also a participant in the Plan.

Item 6.  Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and the amended and restated bylaws of the Registrant.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article ELEVENTH of our amended and restated certificate of incorporation and Article VIII of our bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The bylaws also provide that we shall have the power to purchase and maintain insurance to protect the Company and any director or officer of the Company against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers. In addition, we have entered into indemnification agreements with our directors.  The indemnification agreements provide indemnification to our directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article FIFTH of our amended and restated certificate of incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock, or self-dealing.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the Exhibit Index, which is incorporated herein by reference, are filed as part of this Registration Statement.

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Venice, State of Florida, on this 14th day of April, 2010.

PGT, Inc.

By:           /s/ Rodney Hershberger
Name:      Rodney Hershberger
Title:        President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mario Ferrucci III his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Rodney Hershberger Rodney Hershberger	President, Chief Executive Officer, and Director (Principal Executive Officer and Director)	April 14, 2010
/s/ Jeffrey T. Jackson Jeffrey T. Jackson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 14, 2010
/s/ Paul S. Levy Paul S. Levy	Chairman and Director	April 14, 2010
/s/ Daniel Agroskin Daniel Agroskin	Director	April 14, 2010
/s/ Alexander R. Castaldi Alexander R. Castaldi	Director	April 14, 2010
/s/ Richard D. Feintuch Richard D. Feintuch	Director	April 14, 2010
/s/ Ramsey A. Frank Ramsey A. Frank	Director	April 14, 2010
/s/ M. Joseph McHugh M. Joseph McHugh	Director	April 14, 2010
/s/ Brett N. Milgrim Brett N. Milgrim	Director	April 14, 2010
/s/ William J. Morgan William J. Morgan	Director	April 14, 2010
/s/ Floyd F. Sherman Floyd F. Sherman	Director	April 14, 2010
/s/ Randy L. White Randy L. White	Director	April 14, 2010

EXHIBIT INDEX

4.1
Amended and Restated Certificate of Incorporation of PGT, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the Commission on March 18, 2010, Registration No. 000-52059).

4.2
Amended and Restated By-Laws of PGT, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the Commission on March 18, 2010, Registration No. 000-52059).

4.3
Form of Specimen Certificate of the Registrant’s Common Stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement of the Registrant on Form S-1, filed with the Securities and Exchange Commission on May 25, 2006, Registration No. 333-132365).

4.4
Amended and Restated Security Holders’ Agreement, by and among PGT, Inc., JLL Partners Fund IV, L.P., and the stockholders named therein, dated as of June 27, 2006 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2006, Registration No. 000-52059).

4.5
PGT, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement, filed with the Securities and Exchange Commission on March 22, 2010, Registration No. 000-52059).

5.1*	Opinion of the Registrant’s General Counsel.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of the Registrant’s General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

__________________________
* Filed herewith.